EXHIBIT A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LUMASENSE TECHNOLOGIES, INC.,

RED ACQUISITION CORPORATION

AND

MIKRON INFRARED, INC.

DATED AS OF FEBRUARY 8, 2007

- i -

- ii -

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 8, 2007, is by and among LumaSense Technologies, Inc., a Delaware corporation (the “Buyer”), Red Acquisition Corporation, a New Jersey corporation and a wholly-owned subsidiary of the Buyer (the “Buyer Subsidiary”), and Mikron Infrared, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Buyer Subsidiary into the Company in accordance with the terms of this Agreement and the NJBCA, as a result of which the Company shall become a wholly-owned subsidiary of the Buyer; and

WHEREAS, in order to induce the Buyer to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are entering into Support Agreements (the “Support Agreements”) in favor of the Buyer and, among other things, granting the Buyer an irrevocable proxy to vote all securities of the Company beneficially owned by such shareholders in favor of the adoption of this Agreement and the approval of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Buyer Subsidiary and the Company agree as follows:

ARTICLE I

1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings ascribed thereto in this Article:

Action means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Entity, arbitrator or mediator.

Affiliate when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

Agreement has the meaning attributed thereto in the Preamble.

Business Day means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

Buyer has the meaning attributed thereto in the Preamble.

5

Agreement and Plan of Merger – Page 2

Buyer Material Adverse Effect means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise), or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer or the Buyer Subsidiary to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Buyer Material Adverse Effect or Company Material Adverse Effect.

Buyer Subsidiary has the meaning attributed thereto in the Preamble.

Company has the meaning attributed thereto in the Preamble.

Company Balance Sheet means the consolidated, audited balance sheet of the Company as of October 31, 2006.

Company Board means the Board of Directors of the Company.

Company Disclosure Schedule has the meaning attributable thereto in the first paragraph of Article IV.

Company IP Agreements means all (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party, (b) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, other than non-exclusive object code licenses of commercially available Software, (c) other agreements between the Company or any of its Subsidiaries and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Company IP Rights.

Company-Licensed IP Rights means Company IP Rights that are not Company-Owned IP Rights.

Company Material Adverse Effect means any change in, or effect on, the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding effects resulting from (i) changes in general economic conditions or in the securities markets in general that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other companies in the same industry, (ii) changes in the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes) that do not specifically relate to the Company and its Subsidiaries and that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other companies in such industry, (iii) acts taken pursuant to or in accordance with this Agreement at the request of the Buyer, or (iv) acts of terrorism or war (whether or not declared).

Agreement and Plan of Merger – Page 3

Company-Owned IP Rights means Company IP Rights that are owned by the Company or any of its Subsidiaries.

Company Product or Service means any product or service produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company or any of its Subsidiaries at any time prior to the Closing Date.

Encumbrance means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, transfer restriction, voting agreement, proxy or other limitation on voting rights, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Governmental Entity means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which the Shares are listed for trading.

Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

Indebtedness means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person.

Intellectual Property means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information

Agreement and Plan of Merger – Page 4

(whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

Knowledge means, with respect to any particular matter pertaining to the Company or any Subsidiary, the actual knowledge of the chief executive officer, the executive vice president or the chief financial officer of the Company regarding such matter; provided that such officers shall be deemed to have made due and diligent inquiry of those employees, agents, consultants or other Persons whom such officers reasonably believe would have knowledge of the matters represented.

Law means any statute, law, ordinance, regulation, rule, code, principle of common law and equity or other requirement of law of a Governmental Entity or any Governmental Order.

Merger has the meaning attributed thereto in the Preamble.

NJBCA means the New Jersey Business Corporation Act (Title 14A, NJSA §§ 1-1, et seq.) , as amended.

Ordinary Course of Business, with respect to any action, means such action is:

(i) consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) not required to be authorized by the board of directors of such Person.

Permitted Encumbrance means: (i) liens for Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries not yet due and payable or which are being contested in good faith by appropriate proceedings (provided such contests do not exceed $200,000 in the aggregate) or for which reserves have been established on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (ii) Encumbrances imposed by Law which are not yet due and payable and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the

Agreement and Plan of Merger – Page 5

Company or any of its Subsidiaries arising or incurred in the Ordinary Course of Business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that in the case of clauses (v) and (vi), none of the foregoing, individually or in the aggregate, have a Company Material Adverse Effect upon the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vii) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (viii) liens relating to any Indebtedness described in clauses (i), (ii) and (iii) of the definition of Indebtedness.

Person means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Shares means the one-third cent par value common stock of the Company.

Subsidiary means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

Taxes means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

Tax Returns means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

A Triggering Event shall be deemed to have occurred if: (a) the Company Board shall have failed to recommend that the Company’s shareholders vote to approve the Agreement, or shall have withdrawn or modified in a manner adverse to the Buyer the Company Board Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or

Agreement and Plan of Merger – Page 6

change of its recommendation of this Agreement); (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is fair to and in the best interests of the Company’s shareholders, in a press release if so requested by the Buyer, within 10 days after the Buyer requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required or permitted to enter into pursuant Section 7.1 of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, or filed with the SEC, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) the Company or any Representative of the Company shall have breached (or be deemed to have breached) in any material respect any material obligations set forth in Section 7.1 of this Agreement.

1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	7.1(d)
Antitrust Laws	7.6(b)
Antitrust Order	7.6(b)
Benefit Plan	4.13(a)
Certificate of Merger	2.1
Certificates	3.2(a)
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Company Board Recommendation	7.5
Company Leases	4.8(b)
Company Material Contracts	4.10(a)
Company Permits	4.15
Company Preferred Stock	4.2(a)
Company SEC Reports	4.4(a)
Company Stock Options	4.2(b)
Company Stock Plans	4.2(b)
Company Shareholder Approval	4.3(a)
Company Shareholders Meeting	4.4(c)
Company Voting Proposal	4.3(a)
Confidentiality Agreement	6.2
Costs	7.11(a)
Effective Time	2.1
Environmental Law	4.12(c)
Environmental Permits	4.12(c)
ERISA Affiliate	4.13(c)

Agreement and Plan of Merger – Page 7

Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Foreign Plan	4.13(a)
GAAP	4.4(b)
HLHZC	4.23
HLHZFA	4.22
HSR Act	4.3(c)
Indemnified Directors and Officers	7.11(a)
Instruments of Indebtedness	4.10(a)
Insurance Policies	4.17
Leased Real Property	4.8(b)
Material Contract	4.10(a)
Materials of Environmental Concern	4.12(c)
Merger Consideration	3.1(a)
Option Consideration	7.8(b)
Outside Date	9.1(b)
Proxy Statement	4.4(c)
Regulation M-A Filing	4.4(c)
Representatives	7.1(a)
Requisite Regulatory Approvals	8.1(c)
Regulation M-A Filing	4.4(c)
Specified Time	7.1(a)
Superior Proposal	7.1(d)
Surviving Corporation	2.3
Termination Fee	9.3(c)
WARN Act	4.16(e)

ARTICLE II

THE MERGER

2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of New Jersey, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and

Agreement and Plan of Merger – Page 8

other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Arent Fox LLP, 1675 Broadway, New York, New York 10019, unless another date, place or time is agreed to in writing by the Buyer and the Company.

2.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Buyer Subsidiary shall cease and the Buyer Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the amended and restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until further amended in accordance with the NJBCA and (iii) the by-laws of the Buyer Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Buyer Subsidiary to refer to the name of the Company, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation, until further amended in accordance with the NJBCA. The Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

2.4 Directors and Officers. The directors and officers of the Buyer Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SECURITIES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Buyer Subsidiary:

(a) Each of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company’s treasury or by any wholly-owned Subsidiary of the Company and Shares owned beneficially by the Buyer, the Buyer Subsidiary or any wholly-owned Subsidiary of the Buyer) shall be converted into and represent the right to receive $11.50 in cash per share of the Shares, without any interest thereon (the “Merger Consideration”).

(b) Cancellation of Stock Owned by the Parties and Their Subsidiaries. All of the Shares that are owned by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and any Shares owned by the Buyer, the Buyer Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

Agreement and Plan of Merger – Page 9

(c) Capital Stock of the Buyer Subsidiary. Each share of the capital stock of the Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, one-third cent par value per share, of the Surviving Corporation.

(d) Treatment of Company Stock Options. Prior to the Effective Time, the Company (and/or, if appropriate, the Compensation Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each Company Stock Option, whether or not then vested or exercisable, shall, at the Effective Time, be cancelled, and each holder thereof shall be entitled to receive a payment in cash as provided in Section 7.8(b) hereof (subject to any applicable withholding taxes). As provided herein, unless otherwise determined by the Buyer, the Company Stock Plans (and any feature of any other Benefit Plans or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company) shall terminate as of the Effective Time. After the date hereof, the Company will not issue any Company Stock Options or other options, warrants, rights or agreements which would entitle any person to acquire any capital stock of the Company or, except as otherwise provided in this Section 3.1(d) or in Section 7.8, to receive any payment in respect thereof.

3.2 Exchange of Certificates. The procedures for exchanging outstanding Shares for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Section 3.2, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 3.1 to holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for each holder’s respective Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of each Certificate shall be entitled to receive in exchange therefor cash representing that number of whole Shares evidenced by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the payment representing the Merger Consideration payable to the registered holder may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by

Agreement and Plan of Merger – Page 10

all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payment contemplated by this Section 3.2.

(c) No Further Ownership Rights in Shares. All payments upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Subject to any applicable escheat or similar Law, any portion of the Exchange Fund which remains undistributed to the holders of Shares 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Shares who has not previously complied with this Section 3.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of his, her or its claim for Merger Consideration.

(e) Investment of Exchange Fund. The Exchange Agent shall invest cash included in the Exchange Fund, as directed by the Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to the Buyer.

(f) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Buyer Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash payable to the holder of such Certificate pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of Law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

Agreement and Plan of Merger – Page 11

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Buyer Subsidiary that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by the Company to the Buyer and the Buyer Subsidiary on or before the execution and delivery of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV that contain references to such Company Disclosure Schedule; the disclosure in any paragraph shall qualify only such specifically enumerated paragraph and any other paragraph to which an explicit and clear cross-reference has been made. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Article IV.

4.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, owned any Subsidiary or been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

Agreement and Plan of Merger – Page 12

(c) The Company has delivered to the Buyer complete and accurate copies of the certificate of incorporation and by-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company, in each case as amended to date. The Company is not in default under, or in violation of, its certificate of incorporation or by-laws, and each of its Subsidiaries is not in violation of its comparable organizational documents.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 Shares, and 1,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation. As of February 7, 2007: (i) 5,588,556 Shares were issued and outstanding, (ii) no Shares were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding.

(b) Section 4.2(b) of the Company Disclosure Schedule lists the number of Shares reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the “Company Stock Plans”) and sets forth a complete and accurate list of (i) all holders of outstanding options to purchase Shares (such outstanding options, the “Company Stock Options”), whether or not granted under the Company Stock Plans, and (ii) all persons holding unvested Shares, indicating with respect to each Company Stock Option and each unvested Share, as applicable, the number of Shares subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise or purchase price, the date of grant or issuance, the repurchase price payable per unvested Share, length of the repurchase period following the holder’s termination of service, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options or such Shares will be accelerated in any way by the transactions contemplated by this Agreement or upon termination of employment or service with the Company or the surviving Corporation, the Buyer or any Subsidiary of the Company following the Merger or otherwise. The Company has provided to the Buyer accurate and complete copies of all Company Stock Plans, and the forms of all stock option agreements evidencing Company Stock Options, and there are no agreements, understandings or commitments to amend, modify or supplement such documents.

(c) Except (x) as set forth in this Section 4.2, and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any

Agreement and Plan of Merger – Page 13

such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business. Neither the Company nor any of its Affiliates is a party to or is bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(d) Shareholders of the Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) All outstanding Shares are, and all Shares subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the Company’s certificate of incorporation or by-laws or any agreement to which the Company is a party or is otherwise bound.

(f) All of the outstanding shares of the Capital Stock of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable and are owned, directly or indirectly by the Company free and clear of any Encumbrances, and none of such outstanding shares of capital stock have been issued in violation of any preemptive or similar right, purchase option, call or right of first refusal. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any shares of the capital stock of any of the Company’s Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of the capital stock of any of the Company’s Subsidiaries.

(g) All Company Stock Options and all issued and outstanding Shares have been issued in compliance with the Securities Act and any applicable state blue sky Laws. Any consents of the holders of Company Stock Options which are required in connection with the actions contemplated by Section 7.8 have been obtained, and such actions so contemplated comport with the requirements of the documents underlying any such derivative securities.

Agreement and Plan of Merger – Page 14

4.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s shareholders under the NJBCA (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the NJBCA, (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state anti-takeover statute, Law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) except as set forth in Section 4.3(b) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 4.3(c) below, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree or Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, or (iv) result in the creation of a material lien on any of the material properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could not constitute or could not reasonably be expected to constitute a Company Material Adverse Effect. There are no consents, waivers or approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

Agreement and Plan of Merger – Page 15

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13, Rule 14a-12 or other relevant sections under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.

(d) The affirmative vote of the holders of a majority of the outstanding Shares on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Support Agreements. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. To the Knowledge of the Company, the Persons who have executed Support Agreements collectively beneficially own approximately 21.4% of the issued and outstanding Shares as of the date of this Agreement.

4.4 SEC Filings; Financial Statements; Reporting Requirements.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC and/or the Nasdaq Stock Market since November 1, 2001, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Prior to the Closing, the Company will have furnished to the Buyer a true, correct and complete copy of any additional Company SEC Reports filed with the SEC or the Nasdaq Stock Market on or after the date hereof but prior to the Closing. The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports including the provision of all statements and certifications required by (x) the SEC’s order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they

Agreement and Plan of Merger – Page 16

were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No press releases or other public statement issued or made by the Company (with any statement pertaining to the Company made by an officer of Company being deemed for purposes of this Section 4.4 to have been made by the Company) since November 1, 2001 as of their respective dates of issuance contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet or securitization structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports. As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB or Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of operations, shareholders’ equity and cash flows contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) The information to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by the Buyer or the Buyer Subsidiary specifically for inclusion therein. The information to be supplied by or on behalf of the Company for inclusion in the proxy statement (the “Proxy Statement”) to be sent to the shareholders of the Company in connection with the meeting of the Company’s shareholders

Agreement and Plan of Merger – Page 17

to consider the Company Voting Proposal (the “Company Shareholders Meeting”), which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Shareholder Meeting, shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, or at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

(d) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(f) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

(h) None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

Agreement and Plan of Merger – Page 18

4.5 No Undisclosed Liabilities; Indebtedness.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (i) liabilities and obligations that are specifically disclosed in type and amount on the Company Balance Sheet or in the notes thereto and (ii) liabilities and obligations incurred in the Ordinary Course of Business since October 31, 2006, that are not and could not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries (including liabilities under escheat and similar Laws).

(b) Section 4.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. All of the outstanding Indebtedness of the type described in this Section 4.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

4.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect (whether or not covered by insurance) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

4.7 Taxes.

(a) Except as set forth in Section 4.7 of the Company Disclosure Schedule: (i) all Tax Returns required to be filed by, or with respect to any activities of, the Company and its Subsidiaries prior to the date hereof have been filed (except those under valid extension), (ii) as of the date hereof, all Taxes of the Company and each of its Subsidiaries have been paid or adequately provided for on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof (unless such Taxes are being contested in good faith) other than those Taxes accrued in the ordinary course of business since July 31, 2005, (iii) neither the Company nor any of its Subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, (iv) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries, (v) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (vi) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a

Agreement and Plan of Merger – Page 19

consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, or any of its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), (vii) neither the Company nor any of its Subsidiaries has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code, (viii) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing or Tax allocation agreement nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement, (ix) neither the Company nor any of its Subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (x) neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation and (xi) each of the Company and each of its Subsidiaries has in its possession receipts for any Taxes paid by it to foreign Governmental Entities.

(b) Neither the Company nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (including, without limitation, as a result of the transactions contemplated hereby); (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(c) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

4.8 Owned and Leased Real Properties.

(a) Neither the Company, nor any of its Subsidiaries owns any real property.

Agreement and Plan of Merger – Page 20

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased, licensed or occupied as a tenant-at-will by the Company or any of its Subsidiaries (collectively “Leased Real Property”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any lease, sublease, license or other agreement pertaining to the occupancy of any Leased Real Property by the Company or any of its Subsidiaries (the “Company Leases”), is in default in any material respect under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

4.9 Intellectual Property.

(a) The Company or one of its Subsidiaries owns or is licensed to use all the Intellectual Property currently used for the operation of the business (the “Company IP Rights”). The Company IP Rights are all the Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken all necessary steps to establish, protect, preserve and maintain the Company’s and its Subsidiaries’ interest in the Company IP Rights.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will impair the rights of the Company, any of its Subsidiaries or the rights of the Surviving Corporation in any Company IP Rights. Except as set forth in Section 4.9(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is paying any license fees, royalties, honoraria or other payments to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Company IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) The operation of the Company’s and its Subsidiaries’ business as currently conducted does not infringe or misappropriate any Intellectual Property right of any third party or breach any Company IP Agreements. Except as set forth in Section 4.9(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice asserting that the development, use, sale, license or disposition of any Company Product or Service infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notice from any third party offering a license under any such third party Intellectual Property to avoid litigation or other claims.

(d) Except as set forth in Section 4.9(d) of the Company Disclosure Schedule, no current or former employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries (“Staff Member”): (i) is in material violation of any term or covenant of any employment contract relating to Intellectual Property, patent disclosure agreement, invention

Agreement and Plan of Merger – Page 21

assignment agreement, nondisclosure agreement, or noncompetition agreement or similar contract with any third party by virtue of such Staff Member being employed by, or performing services for, the Company or any of its Subsidiaries; (ii) has failed to execute and deliver to the Company or the applicable Subsidiary an enforceable contract regarding the protection of the Company’s, its Subsidiaries’ or their customers’ or business partners’ Trade Secrets; (iii) has failed to execute and deliver an enforceable written contract assigning to the Company or one of its Subsidiaries all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Staff Member’s work for the Company or a Subsidiary, and all Intellectual Property rights therein; or (iv) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(e) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party or Staff Member. To the Knowledge of the Company, except as set forth in Section 4.9(e)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all licenses, options, preemptive rights, rights of first refusal or first offer, or other adverse claims, restrictions or Encumbrances on title or transfer of any nature whatsoever. None of the Company-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part, and to the Knowledge of the Company, the Company-Owned IP Rights are valid and enforceable. No Company-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Company-Owned IP Right. To the Knowledge of the Company, no Governmental Entity, university, college or other educational institution or research center has any right to (other than license rights for internal purposes), ownership of or right to royalties for Company-Owned IP Rights. To the Knowledge of the Company, the Company’s and its Subsidiaries’ rights to use the Company-Licensed IP is subject only to the terms and conditions of the Company IP Agreements listed in Section 4.9(e)(ii) of the Company Disclosure Schedule.

(f) Section 4.9(f)(i) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company and any of its Subsidiaries of any Company-Owned IP Rights with any Governmental Entity, and (ii) all applications filed by the Company and its Subsidiaries to secure its interest in Company-Owned IP Rights, and, where applicable, the jurisdiction in which each application has been applied for or filed (“Company Registered IP”). To the Knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting and all necessary registration, maintenance and renewal fees in connection with such Company Registered IP have been paid in a timely manner and all necessary documents and articles in connection with such Company Registered IP have been filed in a timely manner with the relevant Governmental Entity for the purposes of maintaining such Company Registered IP (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees). There are no actions that must be taken by the Company or any of its Subsidiaries within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purpose of maintaining, perfecting or preserving or renewing any such Company Registered IP.

Agreement and Plan of Merger – Page 22

(g) Except as set forth in Section 4.9(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any of its Subsidiaries.

(h) To the Knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization or export of which is restricted under applicable Law, and the Company and its Subsidiaries have been and are in compliance with all export restrictions applicable to such technology.

(i) In each case in which Company or any of its Subsidiaries intended to acquire ownership of Intellectual Property from any third party (other than Staff Members), the Company or such Subsidiary (as the case may be) obtained a valid and enforceable assignment of all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the extent necessary under applicable Laws, the Company or its applicable Subsidiaries have recorded each such assignment with the relevant Governmental Entities in a timely manner.

4.10 Agreements, Contracts and Commitments; Government Contracts.

(a) Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended October 31, 2006 or in Section 4.10 (a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess in the aggregate of $10,000, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “Material Contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its Subsidiaries to solicit customers, (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries is or would be conducted, (C) the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries or (D) the ability or manner in which the Buyer or any of its Affiliates (other than the Company and its Subsidiaries) may conduct all or any portion of their respective businesses following the consummation of the transactions contemplated by this Agreement, (iv) any agreement providing for the indemnification or any guaranty by the Company or its Subsidiaries of any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business, (v) any contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements), (vi) any agreement that grants

Agreement and Plan of Merger – Page 23

any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any contract or agreement providing for any significant payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any employment, service or consulting agreement, or any other agreement or arrangement, with any current or former (A) employee, executive officer or member of the Company Board, or (B) employee, executive officer or managing director of any Subsidiary, that contains, in each case, any severance pay or post-employment liabilities or obligations (other than as required by Law), (x) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, (xi) any agreements pursuant to which the Company or any of its Subsidiaries leases any material real property or leases any material real property to third parties, (xii) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, (xiii) any agreement, contract or commitment, or group of agreements, contracts or commitments, with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (xiv) any agreement, contract or commitment to license any third party to manufacture or reproduce any of the Company’s products or any agreement, contract or commitment to sell or distribute any of the Company’s products (except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of 90 days or less and substantially in the form previously provided to the Buyer), (xv) any material settlement agreement, contract or commitment under which the Company or any of its Subsidiaries has ongoing obligations; (xvi) any other contract or other agreement not made in the Ordinary Course of Business that (A) is material to the Company and its Subsidiaries taken as a whole or (B) could reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations listed in clauses (i) through (xvi) being referred to herein as “Company Material Contracts”). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries.

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, any other party thereto, and each Company Material Contract is in written form and in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both could result in such a breach or default, except in each case where any such breaches or defaults could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all Company Material Contracts.

Agreement and Plan of Merger – Page 24

4.11 Litigation; Product Liability; Product Recalls. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that: (i) individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect; or (ii) seek to delay, alter or prevent the consummation of the transactions contemplated hereby, and as to each of the foregoing, to the Knowledge of the Company, there are no bases or grounds on which such a suit, proceeding, claim, arbitration or investigation could be commenced with a reasonable likelihood of success. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that could, individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect or that could prevent or delay the consummation of the transactions contemplated hereby. No product liability claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries. There is no design, manufacturing or other defect in any product category of the Company or any Subsidiary or any specifications relating thereto. Each of the products sold by the Company or any Subsidiary meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards, contractual agreements or the product literature of the Company or such Subsidiary. The Company is not aware of any pattern or series of claims against the Company or any of its Subsidiaries that could reasonably be expected to result in a generalized product recall relating to products sold by the Company or any of its Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary. Neither the Company nor any of its Subsidiaries has any action, suit, proceeding, claim or arbitration against any other party pending before any Governmental Entity.

4.12 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries comply and have complied with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate as it currently operates; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly operated by the Company or any of its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws, except to the extent that the Company or any of its Subsidiaries may be vicariously liable for the actions of other Persons who kept or maintained Materials of Environmental Concern at any property currently or formerly operated by the Company or any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the CERCLA or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.12 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

Agreement and Plan of Merger – Page 25

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

Environmental Laws means all foreign, federal, state, or local statutes, common Law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the German Soil Protection Act (Bundesbodenschutzgesetz), Section 4 et seq.; or any other Law of similar effect, each as amended from time to time..

Environmental Permits means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

Materials of Environmental Concern means: any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act; petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), or (ii) any current or former employees, directors, officers or consultants of any of its Subsidiaries not located primarily in the United States and/or their dependents

Agreement and Plan of Merger – Page 26

(collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity questioning or challenging such compliance; and (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (v) no Action has been commenced with respect to any Benefit Plan and, to the Knowledge of the Company, no such Action is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan; and (vii) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c) Neither the Company nor any ERISA Affiliate of the Company (i) sponsors or contributes to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) except as stated in Section 4.13(c) of the Company Disclosure Schedule, sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law); and (v) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity. For purposes of this Section 4.13, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Each Foreign Plan complies in all material respects with and has been administered in substantial compliance with the Laws of the applicable foreign country. Each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved. All contributions to each Foreign Plan required to be made by the Company or the Company Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be

Agreement and Plan of Merger – Page 27

accrued in accordance with country-specific accounting practices. No Action has been commenced with respect to any Foreign Plan and, to the Knowledge of the Company, no such Action is threatened (other than routine claims for benefits in the normal course). There are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Foreign Plan.

(e) All reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any of its Subsidiaries with any Governmental Entity have been duly and timely filed. All material reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be distributed to any Benefit Plan or Foreign Plan participant have been duly and timely distributed.

(f) Section 4.13(f) of the Company Disclosure Schedule discloses whether each Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e) or other funding mechanism or (iii) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time. Each of the Company and the Company’s Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

(g) Except as may be required by Law, or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional Benefit Plans or Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any of its Subsidiaries.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or trigger (i) any material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) to any current or former employee under any Benefit Plan or Foreign Plan; (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby would be characterized as an “excess parachute payment” with the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

Agreement and Plan of Merger – Page 28

(i) Neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(j) Correct and complete copies have been delivered or made available to the Buyer by the Company of all Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions for the Benefit Plans and in respect of defined Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (including draft valuations).

4.14 Compliance With Laws. The Company, each of its Subsidiaries and their respective businesses as previously conducted and as now being conducted have complied and do comply with, were not and are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

4.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries have complied with the terms of the Company Permits in all material respects. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, adversely affect the rights and benefits afforded the Company and its Subsidiaries by, or adversely affect the obligations imposed on the Company and its Subsidiaries in connection with, any Company Permit.

4.16 Labor Matters.

With respect to employees of and service providers to the Company and each of its Subsidiaries:

(a) The Company and its Subsidiaries comply and have complied with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies,

Agreement and Plan of Merger – Page 29

investigations, or suits are pending or, to the Knowledge of the Company, threatened with respect to such Laws or agreements, either by private individuals or by governmental agencies; and all employees are at-will. To the Knowledge of the Company, as of the date hereof, no facts or events exist that are likely to give rise to a violation of Section 4.16 on or before the Effective Time.

(b) Neither the Company nor any of its Subsidiaries is or has been engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(c) No labor union represents or has ever represented the Company’s or any of its Subsidiaries’ employees and no collective bargaining agreement is or has been binding against the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Knowledge of the Company, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, no contractor, manufacturer, or supplier used by or under contract with Company or any of its Subsidiaries is in material violation of any Law relating to labor or employment matters.

(e) Neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or Related Employer or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Related Employer been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(f) All persons who have performed services for the Company and its Subsidiaries and have been classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company or the applicable Subsidiary of the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(g) The Company and its Subsidiaries have complied with all applicable foreign Laws concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by Law to contribute.

4.17 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.17 of the Company Disclosure Schedule sets forth the insurance

Agreement and Plan of Merger – Page 30

coverages maintained by the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

4.18 Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e., LIFO or FIFO) described in the Company’s audited financial statements for the year ended October 31, 2005. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.

4.19 Tangible Personal Property. The Company and its Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all tangible personal property is in good condition, ordinary wear and tear excepted.

4.20 Customers and Suppliers. No customer of the Company or any of its Subsidiaries that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended October 31, 2006 has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them or materially increase the pricing of such materials, products or services.

4.21 Accounts Receivable. All accounts receivable of the Company or its Subsidiaries reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.

4.22 Opinions of Financial Advisors. Each of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“HLHZFA”) and Capitalink, L.C. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of

Agreement and Plan of Merger – Page 31

the Shares, and neither of such opinions has been withdrawn or modified. The Company has made available to the Buyer accurate and complete copies of all agreements under which fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of HLHZFA and Capitalink, L.C..

4.23 Brokers. Except for Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZC”), an affiliate of HLHZFA , no agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. The Company has made available to the Buyer copies of all agreements under which any such fees or commissions have been paid or may become payable and all indemnification and other agreements related to the engagement of HLHZC. Such copies are complete and accurate in all respects, except that the parameters for calculating the portion of the fee payable to HLHZC upon closing of the Merger has been redacted therefrom.

4.24 Certain Approvals. The Company has taken all necessary action to ensure that no state anti-takeover statute, Law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) applies to the Company, the Buyer, the Buyer Subsidiary, the Merger and this Agreement.

4.25 Unlawful Payments. Neither the Company, any of its Subsidiaries, any director, officer, employee, shareholder, agent or representative of the Company or any of its Subsidiaries, nor any Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the Company or any of its Subsidiaries or to secure contracts, (ii) to pay for favorable treatment for the Company or any of its Subsidiaries or for contracts secured, (iii) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained or (iv) in violation of any legal requirement.

4.26 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.27 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV of this Agreement, in the Company Disclosure Schedule or any certificate or instrument furnished by the Company or any of its Subsidiaries pursuant to this Agreement or the disclosures in the Company SEC Reports, the Buyer acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to the Buyer. Except in the case of fraud or willful misrepresentation, neither the Company nor any

Agreement and Plan of Merger – Page 32

other Person will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, or use by the Buyer of, any such information, including any information, documents, projections, forecasts or other material made available to the Buyer in the online data room to which the Buyer was given access, and pursuant to the confidential information memorandum and management presentations provided by the Company to the Buyer, in each case prior to the date of execution of this Agreement.

(b) In connection with investigation by the Buyer of the Company and its Subsidiaries, the Buyer has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. the Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, the Buyer shall have no claim against anyone with respect thereto. Accordingly, the Buyer acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

BUYER SUBSIDIARY

The Buyer and the Buyer Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.

5.1 Organization, Standing and Power. Each of the Buyer and the Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Buyer Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Buyer Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Buyer Subsidiary (including the approval of the Merger by the Buyer in its

Agreement and Plan of Merger – Page 33

capacity as the sole shareholder of the Buyer Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Buyer Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Buyer Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution and delivery of this Agreement by each of the Buyer and the Buyer Subsidiary do not, and the consummation by the Buyer and the Buyer Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer or the Buyer Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Buyer’s or the Buyer Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Buyer Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii) and (iv) of Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Buyer Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Buyer Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Buyer Subsidiary or the consummation by the Buyer or the Buyer Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.

5.3 Information Provided. None of the information supplied or to be supplied by the Buyer in writing specifically for inclusion in any Regulation M-A Filing or the Proxy Statement shall at the time the Regulation M-A Filing is filed with the SEC or the Proxy Statement is sent to shareholders of the Company to consider the Company Voting Proposal (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time

Agreement and Plan of Merger – Page 34

``prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

5.4 Operations of the Buyer Subsidiary. The Buyer Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.5 Financing. The Buyer has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement.

5.6 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or the Buyer Subsidiary for which the Company could have any liability if the Closing does not occur.

5.7 Shares. Neither the Buyer nor the Buyer Subsidiary is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 14A:10A-3 of the NJBCA. Neither the Buyer nor the Buyer Subsidiary owns (directly or indirectly, beneficially or of record), or is a party to any agreement, other than the Support Agreements, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Covenants of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Laws, rules and regulations, and use best efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement or as set forth on a correspondingly numbered subsection of Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Buyer:

(a) adopt any amendment to its certificate of incorporation or by-laws or comparable charter or organizational documents;

Agreement and Plan of Merger – Page 35

(b) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock owned by it in any of its Subsidiaries;

(c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, of such Person other than the issuance by the Company of Shares pursuant to the exercise of Company Stock Options outstanding on the date hereof in accordance with the terms of such Company Stock Options or (B) any other securities in respect of, in lieu of, or in substitution for, capital stock outstanding on the date hereof, or (ii) make any other changes in its capital structure;

(d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any capital stock, or any of its other securities;

(f) sell, transfer, lease, mortgage, encumber, license, pledge, abandon, cancel, surrender, allow to lapse or expire, or otherwise dispose of, encumber or subject to any material Lien, any assets or property (including Intellectual Property), except pursuant to existing contracts or commitments or the sale of goods in the Ordinary Course of Business;

(g) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof or, except in the Ordinary Course of Business, any assets;

(h) incur, guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), in each case, other than (but only to the extent such Indebtedness can be repaid without prepayment or other penalties) in the Ordinary Course of Business, (iii) other than in the Ordinary Course of Business, enter into, renew or amend in any material respect any contract or agreement which is or would be a Material Contract or would be material to the Company and its Subsidiaries taken as a whole, (iv) authorize any material new capital expenditures which are, in the aggregate, in excess of the capital expenditure budgets of the Company and its Subsidiaries set forth in Section 6.1 of the Company Disclosure Schedule, (v) other than in the Ordinary Course of Business commence or undertake any extraordinary sales events or significant discounting of products, or (vi) take any actions to materially change in a manner adverse to the Company or its Subsidiaries, relationships with material product vendors and suppliers;

Agreement and Plan of Merger – Page 36

(i) sublease, license, grant any material easement affecting and/or transfer any interest in any Leased Real Property, or materially amend, extend or terminate any leasehold interest in any Leased Real Property;

(j) except (i) as contemplated by this Agreement, (ii) to the extent required under any Benefit Plan or any Foreign Plan, or (iii) as required by applicable Law, (A) increase or decrease the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the Ordinary Course of Business (including with regard to the timing and the basis upon which increases or payments are made) with respect to employees who are not directors or officers), (B) terminate or make any material amendment or modification to any existing Benefit Plan or Foreign Plan, (C) take any action to fund the payment of compensation or benefits under any Benefit Plan or Foreign Plan (except in the Ordinary Course of Business with respect to employees who are not directors or officers), (D) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Benefit Plan or Foreign Plan, (E) grant any awards under any Benefit Plan or Foreign Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock) (except in the Ordinary Course of Business with respect to employees who are not directors or officers), (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, (G) adopt or enter into any new employee benefit plan, arrangement or employment contract or (H) hire or terminate any officer other than termination for cause;

(k) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiary of the Company, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(l) settle or dismiss any Action threatened against, relating to or involving the Company or any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the Ordinary Course of Business but not, in any individual case, in excess of $50,000 or in a manner that would prohibit or materially restrict the Company from operating as it has historically;

(m) other than in the Ordinary Course of Business, (i) make any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(n) make any changes in accounting policies or procedures other than as required by GAAP or a Governmental Entity;

(o) willfully take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect; or

Agreement and Plan of Merger – Page 37

(p) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or any board of directors or similar body of any Subsidiary in support of, any of the actions prohibited by this Section 6.1.

6.2 Confidentiality. The parties acknowledge that the Buyer and HLHZC, acting on behalf of the Company, have previously executed a confidentiality agreement dated October 9, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as expressly permitted in this Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Shares;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; or

(iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

The Company shall use its reasonable best efforts to take the necessary steps promptly to inform the Persons described in the first sentence of this Section 7.1(a) of the obligations undertaken under this Section.

Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Company Board may

Agreement and Plan of Merger – Page 38

recommend any Acquisition Proposal unless permitted by Section 7.1(b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to the Buyer all or any portion of the Company Board Recommendation unless permitted by Section 7.5 (in which case the Buyer shall have the right to terminate this Agreement as set forth in Section 7.1(b)(ii)), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Buyer of, all or a portion of the Company Board Recommendation) or (ii) prior to the adoption of this Agreement by the Company’s shareholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law and that such Acquisition Proposal will, or would reasonably be expected to, result in, a Superior Proposal, and (y) the Company shall have informed the Buyer promptly following (and in no event later than 24 hours after) the taking by it of any such action.

(b) Receipt of an Unsolicited Acquisition Proposal. Notwithstanding anything in this Section 7.1 to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s shareholders in accordance with this Agreement, the Company, the Company Board or any of the Representatives receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 7.1(a):

(i) the Company shall (A) promptly (and in no event later than 48 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail its material terms and conditions) the Buyer that it has received an Acquisition Proposal and thereafter shall keep the Buyer reasonably informed of the status and material terms and conditions of any proposals or offers; and (B) make available to the Buyer (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time as it provides it to such other Person; and

(ii) if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to such bona fide written

Agreement and Plan of Merger – Page 39

Acquisition Proposal, that such proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the shareholders of the Company is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or the Company Board may approve or recommend such Superior Proposal to its shareholders, and immediately prior to or concurrently with the termination of this Agreement, enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 7.1(b)(ii) the Company pays to the Buyer the Termination Fee payable pursuant to Section 9.3(c); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Company Board shall not recommend a Superior Proposal to its shareholders pursuant to this Section 7.1(b) unless the Company shall have delivered to the Buyer a prior written notice advising the Buyer that the Company or the Company Board intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than three Business Days prior to the time the action is taken, and, during this three Business Day period, the Company and its advisors shall negotiate in good faith with the Buyer to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c) Termination of All Pending Discussions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal shall return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of it or any of its Subsidiaries.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than from the Buyer and its Affiliates) relating to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company and its Subsidiaries (or any of them) or any proposal or offer to acquire in any manner an equity interest representing a 10% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (provided that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning set forth in Section 7.1(d)(i), except that references to “10% or greater” and “10% or more” shall be deemed to be references to “90% or greater” and “90% or more,” respectively) that is reasonably capable of being consummated, taking into account all legal, financial,

Agreement and Plan of Merger – Page 40

regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreements committed to in writing by the Buyer in response to such Acquisition Proposal).

7.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC.

(b) Each of the Buyer and the Company shall respond to any comments of the SEC, if any, and the Company shall use its best efforts to cause the Proxy Statement to be cleared under the Exchange Act and, as promptly as practicable after such filing, mailed to its shareholders at the earliest practicable time thereafter. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to this Section or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to this Section. The Company shall use its best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to this Section, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

(c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky Laws and the rules and regulations thereunder.

7.3 Nasdaq Quotation. The Company agrees to continue the quotation of the Shares on The Nasdaq Capital Market during the term of this Agreement.

7.4 Access to Information. Subject to applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, full access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, (b) the internal or external reports prepared by it or its Subsidiaries in the Ordinary Course of Business that are reasonably required by the Buyer promptly after such

Agreement and Plan of Merger – Page 41

reports are made available to the Company’s personnel, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

7.5 Shareholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold the Shareholders Meeting and (ii) (A) include in the Proxy Statement the recommendation of the Company Board that the terms of this Agreement are fair to and in the best interest of the shareholders of the Company, declaring this Agreement advisable and that the shareholders of the Company vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, that the Company Board may fail to make or may withdraw, modify or change in a manner adverse to the Buyer all or any portion of the Company Board Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law.

7.6 Cooperation; Further Action.

(a) Subject to the terms hereof, including Section 7.6(b), the Company and the Buyer shall each use its reasonable best efforts (subject to, and in accordance with applicable Laws) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions or non-actions, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any other Antitrust Laws and any related governmental request thereunder, and (C) any other applicable Law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) publicly support this Agreement and the Merger and (vi) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall consult and cooperate with each other in connection with obtaining such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with

Agreement and Plan of Merger – Page 42

respect to the transactions contemplated hereby and, subject to applicable Laws relating to the sharing of information, providing copies in advance of any proposed filing to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the Buyer in advance and, to the extent permitted by such Governmental Entity, gives the Buyer and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond as promptly as practicable to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or separate holding (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the separate holding of any Shares (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, and none of the Company or any of its Affiliates shall agree to any action set forth in the foregoing clause (i) without the prior written consent of the Buyer.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or

Agreement and Plan of Merger – Page 43

required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent the occurrence of an event that has had or may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

7.7 Public Disclosure. Except as may be required by Law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall consult with and obtain the consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

7.8 Company Stock Plans.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 3.1(d) in respect of all outstanding Company Stock Options, and thereafter the Company Board (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

(b) Payments in Respect of Company Stock Options. Each Company Stock Option cancelled pursuant to Section 3.1(d) shall, upon cancellation, be converted into the right to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Stock Option, whether or not then exercisable, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share subject or related to such Company Stock Option (the “Option Consideration”).

(c) Time of Payment. The cash amount described in paragraph (b) of this Section 7.8 shall be paid as promptly as is practicable after the Effective Time.

(d) Withholding. All amounts payable pursuant to Section 3.1(d) and Section 7.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest. Payment shall, at the Buyer’s request, be withheld in respect of any Company Stock Option until the buyer has received documentation that evidences such payment is in full satisfaction of all rights under such Company Stock Option.

7.9 Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

7.10 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur could be reasonably likely to

Agreement and Plan of Merger – Page 44

cause (i) (x) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (y) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any failure of the Buyer and the Buyer Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving such party or any of its Subsidiaries that relate to the consummation of the Merger, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.11 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement or Benefit Plan or under the Company’s certificate of incorporation or bylaws, after the Effective Time, the Buyer shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Directors and Officers”), against all Actions, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the NJBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such Action or such Indemnified Director or Officer otherwise consents.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

Agreement and Plan of Merger – Page 45

(c) Prior to the Effective Time, the Company shall endeavor to (and if it is unable to, the Buyer shall cause the Surviving Corporation to after the Effective Time) obtain and fully pay in one payment (up to a maximum cost of 260% of the current annual premium paid by the Company for its existing coverage in the aggregate) for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. The Buyer shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 7.11 of the Company Disclosure Schedule.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.11 shall continue in effect until the final disposition of such Action.

(e) The covenants contained in this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

7.12 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans by the Company or any of its Subsidiaries to any of their employees, officers or directors shall have been repaid in full by the applicable borrowers.

7.13 Takeover Statutes and Laws. If any anti-takeover Law (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) becomes applicable to the Merger, or any of the other transactions contemplated by hereby or thereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such Law on such transactions.

7.14 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the

Agreement and Plan of Merger – Page 46

ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

ARTICLE VIII

CONDITIONS TO MERGER

8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Voting Proposal shall have been duly approved and adopted at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable Law and the Company’s certificate of incorporation and by-laws.

(b) HSR Act and Similar Clearances. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would proscribe or prohibit the consummation of the transactions contemplated hereby (all such authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, collectively, the “Requisite Regulatory Approvals”) shall have been filed, obtained or occurred.

(d) Proxy Statement. No stop order suspending, or similar proceeding relating to, the Proxy Statement shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Buyer and the Buyer Subsidiary. The obligations of the Buyer and the Buyer Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Buyer Subsidiary:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.2(c), (e) and (f), 4.3, 4.23 and 4.24 shall be true and correct

Agreement and Plan of Merger – Page 47

in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not resulted in and would not reasonably be expected to result in, liability to the Company or to the Surviving Corporation with respect to not more than 24,000 additional Shares and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (iii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity required on the part of the Buyer or any of its Subsidiaries in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, could reasonably be expected to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Third Party Consents. The Company shall have obtained any required consent or approval of any third party (other than a Governmental Entity) (i) listed or described on Section 8.2(d) of the Company Disclosure Schedule, or (ii) the failure of which to obtain, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of

Agreement and Plan of Merger – Page 48

the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders, (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares or (iv) seeking to obtain from the Company, the Buyer or the Buyer Subsidiary any material damages.

(f) Absence of Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no change, event, circumstance, development or effect that could, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(g) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Buyer Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Buyer Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Buyer Subsidiary. The Buyer and the Buyer Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

Agreement and Plan of Merger – Page 49

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(f), by written notice by the terminating party to the other party, specifying the provision of this Agreement pursuant to which such termination is effected), whether before or, subject to the terms hereof, after adoption of this Agreement by the shareholders of the Company or the sole shareholder of the Buyer Subsidiary:

(a) by mutual written consent of the Buyer, the Buyer Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2007 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date) and, provided further that, in the event that the conditions set forth in Sections 8.1(b), (c) or 8.1(e) above shall not have been satisfied by the Outside Date, either the Buyer or the Company may unilaterally extend the Outside Date until June 15, 2007 upon written notice to the other by the Outside Date, in which case the Outside Date shall be deemed for all purposes to be June 15, 2007; or

(c) by either the Buyer or the Company if (i) a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having any of the effects set forth in Section 8.1(e) or (ii) a Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable, provided that in the case of clause (i) or (ii) the party seeking to terminate this Agreement has complied with its obligations in Section 7.6; or

(d) by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Buyer or the Buyer Subsidiary is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if a Triggering Event shall have occurred; or

Agreement and Plan of Merger – Page 50

(f) by the Company (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer or the Buyer Subsidiary contained in this Agreement such that the condition set forth in Section 8.3(a) or 8.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 Business Days following notice of such breach and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) prior to the approval of the transactions contemplated by this Agreement by the shareholders of the Company in accordance with this Agreement, pursuant to, and subject to the terms and conditions of, Section 7.1(b)(ii).

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Buyer Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 4.23, 6.2, 9.3, this Section 9.2, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Fees and Expenses.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees paid under the HSR Act and the applicable Antitrust Laws of other jurisdictions which impose pre-merger notification requirements upon parties to a merger or acquisition transaction that are similar to the HSR Act.

(b) If this Agreement is terminated pursuant to Section 9.1(d), then the Company shall pay the Buyer an amount equal to the sum of the Buyer’s Expenses (not to exceed $750,000 in the aggregate) for which the Buyer has not theretofore been reimbursed by the Company. Such payment shall be made not later than two Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the Buyer (which itemization may be supplemented and updated from time to time by the Buyer until the ninetieth day after the Buyer delivers such notice of demand for payment). For purposes of this Agreement, “Expenses” shall mean all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(c) In the event that this Agreement is terminated by the Buyer pursuant to clause (ii) of Section 9.1(e) or by the Company pursuant to clause (ii) of Section 9.1(f), then the Company shall pay to the Buyer $1,941,400 less any Expenses actually paid to the Buyer

Agreement and Plan of Merger – Page 51

pursuant to Section 9.3 (b) (the “Termination Fee”), at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 9.1(f) or as promptly as practicable (but in any event within two Business Days) in the case of a termination pursuant to Section 9.1(e), payable by wire transfer of same day funds.

(d) If: (i) this Agreement is terminated by the Buyer or the Company pursuant to Section 9.1(d); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (iii) on or prior to the date 12 months after the date of termination of this Agreement, either: (A) an Acquisition Proposal is consummated; or (B) a definitive agreement with respect to an Acquisition Proposal is entered into by the Company (or any other Acquisition Proposal among or involving the parties to such definitive agreement or any of such parties’ controlled or controlling Affiliates) is consummated, then, prior to the consummation of such Acquisition Proposal, the Company shall pay to the Buyer the Termination Fee as promptly as practicable (but in any event within two Business Days of any such event), provided that any fees paid by the Buyer under Section 9.3(b) shall be credited against the fee to be paid under this Section 9.3(d).

(e) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay any expense reimbursement or fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) incurred by the Buyer in connection with the filing and prosecution of any Action, and enforcement of its rights to collect the amount finally determined under such Action to be due and owing, together with interest thereon at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum from the date such expense reimbursement or fee was required to be paid.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Buyer Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 10.1, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set

Agreement and Plan of Merger – Page 52

forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.3 Non–Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (ii) this Article X.

10.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10.4 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) if delivered in any other manner, upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a	)	if to the Buyer or the Buyer Subsidiary, to

LumaSense Technologies, Inc.
3033 Scott Blvd.
Santa Clara, California 95054
Attn: Vivek Joshi
Telephone: (408) 235-3890
Facsimile: (408) 727-1664

with a copy to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attention: Daniel R. Mitz
Sean M. McAvoy
Telephone No:(650) 739-3939
Facsimile No:(650) 739-3900

Agreement and Plan of Merger – Page 53

(b)	if to the Company, to

Mikron Infrared, inc.
16 Thornton Road
Oakland, New Jersey 07436
Attn: Gerald D. Posner
Telephone: (201) 405-0900
Facsimile: (201) 405-0090

with a copy to:

Arent Fox LLP
1675 Broadway
New York, NY 10019
Attn: Steven D. Dreyer, Esq.
Telephone: (212) 484-3917
Facsimile: (212) 484-3990

10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.6 No Third Party Beneficiaries. Except for Section 7.11, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that from and after the Effective time, this Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.7 is void.

10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Agreement and Plan of Merger – Page 54

10.9 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.10 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.11 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware to be applied.

10.12 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.13 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of

Agreement and Plan of Merger – Page 55

Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

10.14 Waiver Of Jury Trial. EACH OF THE BUYER, THE BUYER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE BUYER SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Agreement and Plan of Merger – Signature Page

IN WITNESS WHEREOF, the Buyer, the Buyer Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LUMASENSE TECHNOLOGIES, INC.

By:	/s/ Vivek Joshi
Title:

RED ACQUISITION CORPORATION

By:	/s/ Vivek Joshi
Title:

MIKRON INFRARED, INC.

By:	/s/ Lawrence C. Karlson
Title:	Chairman

EXHIBIT A

New Jersey Division of Revenue

Restated Certificate of Incorporation of

Mikron Infrared, Inc.

To: The Treasurer, State of New Jersey

Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act (N.J.S.A. Sections 14A:1-1 et seq) (the “Act”), the undersigned corporation hereby executes the following Restated Certificate of Incorporation:

1. The name of the corporation is Mikron Infrared, Inc. (the “Corporation”).

2. The purposes for which the Corporation is formed are to engage in any activity within the purposes for which corporations may be organized under the Act.

3. The aggregate number of shares that the Corporation is authorized to issue is 1,000 common shares of the par value of one-third cent each.

4. The address of the corporation’s current registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628, and the name of its current registered agent at such address is Corporation Service Company.

5. The number of directors constituting the current board of directors is three. The names and addresses of the directors are as follows:

Vivek Joshi, 3033 Scott Blvd., Santa Clara, California 95054,

William Tinsley, 3033 Scott Blvd., Santa Clara, California 95054 and

Nadim Maluf, 3033 Scott Blvd., Santa Clara, California 95054.

6. The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, the undersigned Corporation has executed this Restated Certificate of Incorporation on [            ] [    ], 2007.

Mikron Infrared, Inc.

By:
, President